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                                                                  EXHIBIT 5.1



                                 July 1, 1996


(213) 229-7000                                                  C 73127-00022


Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California 90292



                 Re:      Quarterdeck Corporation -
                          Form S-3 Registration Statement
                          File No. 333-04606

Gentlemen:

                 We have acted as special counsel to Quarterdeck Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,461,933 shares of the Company's common stock, $.001 par value (the "Shares"). The Shares are being offered for sale by certain shareholders of the Company (the "Selling Shareholders") identified in the Registration Statement.

                 On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Shareholders have been duly authorized and validly issued and are fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                        Very truly yours,




                                        GIBSON, DUNN & CRUTCHER LLP

KEB/MSU